Exhibit 99.2

Vitamin Shoppe, Inc. Announces Fiscal First Quarter 2010 Results

•	Net sales increased 11.0% for the fiscal first quarter of 2010 vs. last year; comparable store sales grew 6.2%

•	Income from operations increased 42.3%

•	Diluted earnings per share increased to $0.31 per share from $0.12 per share

•	Opened 16 stores during the quarter

NORTH BERGEN, N.J. – April 21, 2010 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its preliminary results for its fiscal first quarter ended March 27, 2010.

“We had a very strong first quarter,” said Rick Markee, Chairman and Chief Executive Officer of Vitamin Shoppe, Inc. “Comparable store sales for the first quarter of 2010 increased 6.2%, making this our 18th consecutive quarter of comparable same-store sales growth. Additionally, the results reflect a solid 7.8% growth in our direct business. Income from operations increased by 42.3% and net income almost doubled.”

Fiscal First Quarter 2010 Results

Net sales increased $19.1 million, or 11.0%, to $191.6 million for the three months ended March 27, 2010, compared with $172.6 million for the three months ended March 28, 2009. The increase was the result of the increase in comparable store sales, a strong performance from new stores and a 7.8% increase in direct sales driven by growth in Vitamin Shoppe’s online business.

The Company operated 453 stores as of March 27, 2010 compared with 418 stores as of March 28, 2009. Overall store sales for the three months ended March 27, 2010 rose due to an increase in non-comparable store sales of $8.1 million and an increase in comparable store sales of $9.3 million, or 6.2%.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $11.1 million, or 9.6%, to $126.6 million for the three months ended March 27, 2010 compared with $115.5 million for the three months ended March 28, 2009.

Gross profit increased $8.0 million, or 14.0%, to $65.0 million for the three months ended March 27, 2010, compared with $57.0 million for the three months ended March 28, 2009. Gross profit as a percentage of sales was 33.9% for the quarter ended March 27, 2010, compared with 33.0% for the comparable prior year period. The strong improvement reflects a decrease in the level of promotional activity.

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other selling, general and administrative expenses, increased $3.0 million, or 6.8%, to $46.9 million for the three months ended March 27, 2010, compared with $43.9 million for the three months ended March 28, 2009. Selling, general and administrative expenses as a percentage of net sales showed improvement by decreasing to 24.5% for the quarter, compared with 25.5% for the comparable prior year period reflecting the maturation of the store base, leverage on corporate expenses and ongoing attention to financial disciplines.

Income from operations increased $5.4 million, or 42.3%, to $18.1 million for the three months ended March 27, 2010, compared with $12.7 million for the three months ended March 28, 2009. Income from operations as a percentage of net sales increased to 9.4% for the 2010 quarter, compared with 7.4% for the comparable prior year period.

Net income increased to $8.7 million for the three months ended March 27, 2010, compared with $4.6 million for the three months ended March 28, 2009. Diluted earnings per share increased to

$0.31 for the three months ended March 27, 2010, compared with $0.12 for the three months ended March 28, 2009. Net income for the current quarter includes a pretax loss on extinguishment of debt of $0.6 million (or approximately $.01 per share), related to the previously announced redemption of $20 million of Vitamin Shoppe’s senior notes.

The company also today announced it has expanded its senior credit facility to $70 million (from $50 million) and plans to redeem an additional $25 million of outstanding floating rate notes. This is expected to save in excess of $1 million of interest expense annually.

2010 Outlook

The Company reiterated its outlook for 2010. Vitamin Shoppe expects:

•	to spend approximately $22 million in total capital expenditures while opening approximately 42 new stores;

•	continued comparable store sales growth in line with industry growth in the mid-single digits;

•	an effective tax rate of approximately 40%

•	diluted weighted average shares outstanding of 27.8 million

•	inventory growth at a rate less than total sales growth

•	continued reduction of debt and to fund store growth with excess cash flow

•	to improve its operating margin largely reflecting leverage on selling, general and administrative expenses (including corporate and depreciation and amortization expense);

Conference Call

The Company will hold a conference call at 10:00 am Eastern Time today to discuss its fiscal first quarter 2010 results. The call can be accessed live over the phone by dialing 1-888-680-0892, or for international callers, 1-617-213-4858, passcode number 91555200. A replay will be available one hour after the call and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 52725246. The replay will be available until April 28, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available beginning immediately following the call.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 450 company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com and has a social community site at www.VSconnect.com.

Source: Vitamin Shoppe, Inc.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 27, 2010	March 28, 2009
Net sales	$191,613	$172,555
Cost of goods sold	126,599	115,543

Gross profit	65,014	57,012
Selling, general and administrative expenses	46,942	43,941
Related party expenses	—	370

Income from operations	18,072	12,701
Loss on extinguishment of debt	552	—
Interest expense, net	2,927	5,007

Income before provision for income taxes	14,593	7,694
Provision for income taxes	5,867	3,132

Net income	8,726	4,562

Preferred stock dividends in arrears	—	2,577

Net income (loss) available to common stockholders	$8,726	$1,985

Weighted average shares outstanding
Basic	26,692,983	14,175,906
Diluted	27,708,463	15,969,484
Net income per share
Basic	$0.33	$0.14
Diluted	$0.31	$0.12

Key Performance Indicators and Statistics (In thousands, except store data):

	Three Months Ended
	March 27, 2010	March 28, 2009
Net sales	$191,613	$172,555
Increase in comparable store net sales	6.2%	5.1%
Gross profit as a percent of net sales	33.9%	33.0%
Income from operations	$18,072	$12,701
Depreciation and Amortization	5,414	5,078
Amortization of deferred financing fees	285	292

	Three Months Ended
	March 27, 2010	March 28, 2009
Store Data:
Stores open at beginning of period	438	401
Stores opened	16	17
Stores closed	(1)	—

Stores open at end of period	453	418

Results of Operations by Sales Channel:

(In thousands):

	Three Months Ended
	March 27, 2010	March 28, 2009
Sales:
Retail	$169,063	$151,642
Direct	22,550	20,913

Net sales	191,613	172,555

Income from operations:
Retail	31,356	24,675
Direct	4,491	4,366
Corporate costs	(17,775)	(16,340)

Income from operations	$18,072	$12,701

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 27, 2010		December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents		$12,162	$8,797
Inventories		112,457	106,091
Prepaid expenses and other current assets		13,446	13,401
Deferred income taxes		3,086	5,145

Total current assets		141,151	133,434
Property and equipment, net		83,455	83,960
Goodwill		177,248	177,248
Other intangibles, net		70,165	70,356
Other assets:
Deferred financing fees, net of accumulated amortization of $2,678 and $2,856 in 2010 and 2009, respectively		1,796	2,384
Other long-term assets		1,872	1,875

Total other assets		3,668	4,259

Total assets		$475,687	$469,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$		$20,000
Current portion of capital lease obligation		1,595	1,537
Revolving credit facility		20,000
Accounts payable		28,693	25,075
Deferred sales		5,504	14,386
Accrued salaries and related expenses		4,328	7,551
Other accrued expenses		18,580	14,469

Total current liabilities		78,700	83,018
Long-term debt		100,106	100,106
Capital lease obligation, net of current portion		1,953	2,303
Deferred income taxes		19,057	19,945
Other long-term liabilities		4,987	4,766
Deferred rent		25,648	24,768
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 26,849,710 shares issued and outstanding at March 27, 2010, and 400,000,000 shares authorized, 26,750,423 shares issued and outstanding at December 26, 2009		268	268
Additional paid-in capital		212,171	210,359
Accumulated other comprehensive loss		(535)	(882)
Retained earnings		33,332	24,606

Total stockholders’ equity		245,236	234,351

Total liabilities and stockholders’ equity		$475,687	$469,257

Investor Contacts:

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Or:

Ian Lee

Solebury Communications Group

203-428-3215

ilee@soleburycomm.com

Media Contacts:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

Or:

Allison & Partners

Jill Yaffe, 646-428-0602

vitaminshoppe@allisonpr.com